Exhibit 99.1

Press Release #201901	FOR IMMEDIATE RELEASE	January 28, 2019

Enertopia Provides Analysis Update

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce that sample preparation of our drill core samples has been completed and the samples are now at ALS for analysis using the Li ICP61 method.

Definition Drilling Summary:

HOLE NUMBER	Total Claystone intersected	Number of core sample intervals
TOP-01	257 feet	26
TOP-02	260 feet	30
TOP-03	335 feet	36
TOP-04	265 feet	27
TOP-02M	257 feet	22

Detailed logging and photography of the drill cores have been completed. Our detailed logging is expected to give us a much clearer picture of the strata intersected in the drill holes after our assays are received.

Detailed drying, pulverizing and sorting was completed by Shea Clark Smith / MEG, Inc. Minerals Exploration & Environmental Geochemistry.

ALS Laboratory has received all prepped samples for analysis and will be analyzed using the Li ICP 61 four acid dissolution method. It is expected that assay results will be received before the end of February.

“We are excited that the samples are finally at the lab and can’t wait to get started on our solution testing” Stated President and CEO Robert McAllister

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:

A Company focused on using modern technology to build shareholder value. Enertopia is working to establish a lithium resource and at the same time working on extracting Lithium from its synthetic brine solutions by using industry leading proven technology.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.870.2219

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that a lithium resource will be outlined at the Clayton Valley, NV project or the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release